Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Executive Vice President & Chief Financial Officer
561.413.0112

Willis Lease Finance Corporation Reports Solid Second Quarter 2026 Financial Results

COCONUT CREEK, FL — August 4, 2026 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and global provider of aviation services, today announced its financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Highlights (All metrics compared to second quarter 2025, except where noted)

•Income from operations of $34.0 million, an increase of 20.2%
•Quarterly lease rent revenue of $77.1 million, an increase of 6.7%
•Quarterly core lease rent and maintenance reserve revenues were $123.6 million in the aggregate, up 0.5%
•Gain on sale of leased equipment of $32.0 million, an increase of 16.2%
•Net income attributable to common shareholders of $28.7 million
•Adjusted EBITDA of $120.7 million, an increase of 4.0%
•Grew assets under management, including on our balance sheet and Willis Aviation Capital businesses, to $4.4 billion

“The first half of the year was focused on establishing and building Willis Aviation Capital,” said Austin C. Willis, Chief Executive Officer of WLFC, “with total AUM growth of 21% year over year, we have delivered.”

Second Quarter 2026 Operating Results

Lease rent revenue increased by $4.9 million, or 6.7%, to $77.1 million in the three months ended June 30, 2026 from $72.3 million for the three months ended June 30, 2025. The increase is due to an increase in the average size of the portfolio as compared to that of the prior year period.

During the second quarter of 2026, the Company recognized $7.5 million of long-term maintenance revenue, compared to $0.5 million for the quarter ended June 30, 2025. Long-term maintenance is recognized at the end of a lease period as the related maintenance reserve liability is released from the balance sheet.

For the quarter ended June 30, 2026, the gain on sale of leased equipment was $32.0 million, reflecting the sale of 21 engines and other parts and equipment from the lease portfolio. During the three months ended June 30, 2025, the Company sold 14 engines, two airframes, and other parts and equipment for a net gain of $27.6 million.

In March 2026, the Company’s investment fund partnership with Liberty Mutual Investments commenced operations, followed by the commencement of the Company’s investment fund partnership with Blackstone Credit & Insurance in April 2026.

The book value of lease assets owned either directly or through WLFC’s joint ventures, inclusive of the Company’s equipment held for operating lease, maintenance rights, notes receivable, and investments in sales-type leases was $3,721.6 million as of June 30, 2026.

The value of our assets under management, inclusive of the book value of WLFC’s on-balance sheet assets as well as leased assets in our joint ventures, third-party managed assets, and managed fund portfolios was $4.4 billion as of June 30, 2026.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

We analyze our financial data to evaluate the health of our business and assess our performance. As appropriate, in addition to income or loss from operations under GAAP, we use Adjusted EBITDA, a non-GAAP financial measure, to evaluate our business. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance as it excludes certain items that may not be indicative of our recurring operating results. We also believe that investors, in addition to management, benefit from referring to this non-GAAP financial measure in assessing our performance, when viewed together with our GAAP results. While items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluating performance, it can be useful to exclude such items as they can vary significantly between periods and or not be indicative of current or future operating results.

Because non-GAAP financial measures are not standardized, our calculation of Adjusted EBITDA may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in insolation from, or as a substitute for, financial information performed in accordance with GAAP.

We define Adjusted EBITDA as net income attributable to common shareholders, excluding (i) income tax expense, (ii) interest expense, (iii) preferred stock dividends/costs, (iv) loss on debt extinguishment, (v) depreciation and amortization expense, (vi) stock compensation expense, (vii) write-down of equipment, (viii) acquisition, financing and divestitures related expenses, and (ix) other items not indicative of our ongoing operating performance.

Adjusted EBITDA was approximately $120.7 million and $116.1 million for the three months ended June 30, 2026 and 2025, respectively, and $244.6 million and $219.4 million for the six months ended June 30, 2026 and 2025, respectively. See below for the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income attributable to common shareholders.

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net income attributable to common shareholders	$28,745	$58,955	$52,406	$74,431
Add: Income tax expense	7,828	13,920	19,583	22,305
Add: Interest expense	29,689	33,569	62,322	65,663
Add: Preferred stock dividends/costs	1,423	1,422	2,845	2,815
Add: Loss on debt extinguishment	5,421	—	12,448	—
Add: Depreciation and amortization expense	29,068	27,550	59,246	52,574
Add: Stock compensation expense	12,703	16,751	26,455	23,658
Add: Write-down of equipment	4,910	11,458	6,059	13,567
Add: Acquisition, financing and divestitures related expenses	2,560	662	4,802	828
Less: Other (1)	(1,610)	(48,226)	(1,581)	(36,449)
Adjusted EBITDA	$120,737	$116,061	$244,585	$219,392
________________________________________________________

1.During the three and six months ended June 30, 2026, the Company recognized non-recurring project expenses of $(1.6) million and $(1.6) million, respectively, related to its sustainable aviation fuel project. The negative expense recognized during the three-month and six-month periods reflect government grant proceeds recognized in the second quarter of 2026. During the three and six months ended June 30, 2025, the Company recognized non-recurring project expenses of $(5.3) million and $6.5 million, respectively, related to its sustainable aviation fuel project, for which the Company subsequently decided to cease further investment. The negative expense recognized during the three-month period reflects government grant proceeds received in the second quarter of 2025. Additionally, during the three and six months ended June 30, 2025, the Company recognized $43.0 million in relation to the gain on sale of the BAML business.

Balance Sheet

As of June 30, 2026, the Company’s lease portfolio was $2,956.3 million, consisting of $2,783.4 million of equipment held in its operating lease portfolio, $89.3 million of notes receivable, and $83.6 million of maintenance rights, which represented 334 engines, 22 aircraft, one marine vessel, and other leased parts and equipment. As of December 31, 2025, the Company’s lease portfolio was $2,988.9 million, consisting of $2,801.7 million of equipment held in its operating lease portfolio, $139.9 million of notes receivable, $30.6 million of maintenance rights, and $16.6 million of investments in sales-type leases, which represented 363 engines, 20 aircraft, one marine vessel, and other leased parts and equipment.

Conference Call

WLFC will hold a conference call led by the executive management team today at 10:00 a.m. Eastern Time to discuss its second quarter 2026 results.

To participate in the conference call, please use the following dial-in numbers:

U.S. and Canada: +1 (800) 330-6730
International: +1 786 297 8585
Conference ID: 7661930
Participant Passcode: 442978

The conference call may also be accessed by registering via the following link:
https://event.webcasts.com/starthere.jsp?ei=1759374&tp_key=c0ab3b632b.

A digital replay will be available two hours after the completion of the conference call. To access the replay, please visit the Investor Relations sections of our website at https://www.wlfc.global/investor-center.

About Willis Lease Finance Corporation

Willis Lease Finance Corporation (WLFC) leases large and regional spare commercial aircraft engines and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO, and ground and cargo handling services.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. By their nature, forward-looking statements involve a number of inherent risks, uncertainties and assumptions and are subject to change in circumstances that are difficult to predict and many of which are outside of our control. These risks, uncertainties and assumptions could adversely affect the outcome and financial effects of the plans and events described herein. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. Our actual results may differ materially from the results discussed, either expressly or implicitly, in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and natural disasters; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors, as well as the impact of new or increased tariffs; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Unaudited Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended June 30,			Six months ended June 30,
	2026	2025	% Change	2026	2025	% Change
REVENUE
Lease rent revenue	$77,137	$72,268	6.7%	$154,522	$140,007	10.4%
Maintenance reserve revenue	46,456	50,743	(8.4)%	101,968	105,602	(3.4)%
Spare parts and equipment sales	21,180	30,354	(30.2)%	42,867	48,594	(11.8)%
Interest revenue	1,183	3,649	(67.6)%	3,971	7,583	(47.6)%
Gain on sale of leased equipment	32,038	27,582	16.2%	49,997	32,019	56.1%
Gain on sale of financial assets	154	—	nm	592	378	56.6%
Maintenance services revenue	8,983	8,031	11.9%	18,752	13,617	37.7%
Management and advisory fees	5,524	2,588	113.4%	13,419	4,551	194.9%
Other revenue	1,362	287	374.6%	2,275	883	157.6%
Total revenue	194,017	195,502	(0.8)%	388,363	353,234	9.9%

EXPENSES
Depreciation and amortization expense	29,068	27,550	5.5%	59,246	52,574	12.7%
Cost of spare parts and equipment sales	15,097	28,102	(46.3)%	29,514	43,425	(32.0)%
Cost of maintenance services	10,350	8,621	20.1%	19,210	13,950	37.7%
Write-down of equipment	4,910	11,458	(57.1)%	6,059	13,567	(55.3)%
General and administrative	55,559	50,429	10.2%	112,163	98,149	14.3%
Technical expense	9,947	7,508	32.5%	19,635	13,738	42.9%
Net finance costs:
Interest expense	29,689	33,569	(11.6)%	62,322	65,663	(5.1)%
Loss on debt extinguishment	5,421	—	nm	12,448	—	nm
Total net finance costs	35,110	33,569	4.6%	74,770	65,663	13.9%
Total expenses	160,041	167,237	(4.3)%	320,597	301,066	6.5%

Income from operations	33,976	28,265	20.2%	67,766	52,168	29.9%
Gain on sale of business	—	42,950	(100.0)%	—	42,950	(100.0)%
Income from investments	4,172	3,082	35.4%	7,220	4,433	62.9%
Income before income taxes	38,148	74,297	(48.7)%	74,986	99,551	(24.7)%
Income tax expense	7,828	13,920	(43.8)%	19,583	22,305	(12.2)%
Net income	30,320	60,377	(49.8)%	55,403	77,246	(28.3)%
Net income attributable to noncontrolling interests	152	—	nm	152	—	nm
Net income attributable to WLFC	30,168	60,377	(50.0)%	55,251	77,246	(28.5)%
Preferred stock dividends	1,353	1,353	—%	2,706	2,676	1.1%
Accretion of preferred stock issuance costs	70	69	1.4%	139	139	—%
Net income attributable to common shareholders	$28,745	$58,955	(51.2)%	$52,406	$74,431	(29.6)%

Basic weighted average income per common share	$1.36	$2.89		$2.53	$3.70
Diluted weighted average income per common share	$1.31	$2.81		$2.39	$3.55

Basic weighted average common shares outstanding	21,127	20,367		20,733	20,094
Diluted weighted average common shares outstanding	22,013	20,970		21,885	20,985

Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$10,725	$16,441
Restricted cash	161,497	530,500
Equipment held for operating lease, less accumulated depreciation	2,783,382	2,801,683
Maintenance rights	83,632	30,632
Equipment held for sale	77,002	20,509
Receivables, net	41,365	35,717
Spare parts inventory	51,402	56,577
Investments	152,148	104,250
Property, equipment & furnishings, less accumulated depreciation	76,904	73,835
Intangible assets, net	8,295	271
Notes receivable, net	89,279	139,945
Investments in sales-type leases, net	—	16,595
Due from affiliates	3,188	—
Other assets	114,357	109,360
Total assets	$3,653,176	$3,936,315

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$103,306	$105,706
Deferred income taxes	264,773	228,547
Debt obligations	2,320,904	2,700,338
Maintenance reserves	129,261	116,185
Security deposits	24,537	24,651
Unearned revenue	35,112	35,350
Due to affiliates	1,407	—
Total liabilities	2,879,300	3,210,777

Redeemable preferred stock ($0.01 par value)	63,540	63,401

Shareholders’ equity:
Common stock ($0.01 par value)	228	229
Paid-in capital in excess of par	71,274	72,510
Retained earnings	637,033	590,785
Accumulated other comprehensive income (loss), net of income tax expense (benefit)	61	(1,387)
Total Willis Lease Finance Corporation shareholders’ equity	708,596	662,137
Noncontrolling interests	1,740	—
Total equity	710,336	662,137
Total liabilities, redeemable preferred stock and equity	$3,653,176	$3,936,315